SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2004

CAPITAL AUTOMOTIVE REIT

(Exact name of registrant as specified in its charter)

Maryland	000-23733	54-1870224
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

8270 Greensboro Drive, Suite 950
McLean, Virginia 22102
(703) 288-3075
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Item. 5. Other Events.

     On March 26, 2004, Capital Automotive REIT, a Maryland REIT (the “Company”), filed a motion for judgment against Michael R. Burkitt (“Burkitt”), who is a former employee of the Company, in the Circuit Court of Fairfax County, Virginia. On September 29, 2003, Burkitt voluntarily submitted his resignation from his position as a Vice President of Leasing and Acquisitions for the Company. He then became President, Chief Executive Officer, and a member of the board of directors of Milestone Realty Trust, a Maryland corporation (“Milestone”). Milestone was organized in December 2003 to operate in the market for the acquisition and leaseback of automotive dealerships and businesses related to motor vehicles.

     The Company’s motion alleges that, prior to leaving the Company, Burkitt misappropriated confidential and proprietary information from the Company’s records, including contact data for Company tenants and shareholders, confidential information relating to existing properties and properties being considered for acquisition by the Company, and confidential lease terms and provisions. The motion seeks judgment against Burkitt for damages of $5,000,000 resulting from Burkitt’s misappropriation of trade secrets of the Company, breaches of his fiduciary duties to the Company, and misstatements of Burkitt to third parties regarding his role and activities as an employee of the Company. In addition, the motion seeks injunctions against Burkitt and any person or entity acting with him from using the Company’s confidential trade secrets or misrepresenting Burkitt’s role and activities as an employee of the Company. The motion also seeks an injunction restraining Burkitt and each person or entity acting in concert with him from soliciting the Company’s tenants, shareholders, and investors in violation of common law. Finally, the motion seeks judgments requiring Burkitt and each person or entity acting in concert with him to return to the Company all material taken from the Company that relates to those trade secrets, awarding the Company its reasonable attorneys’ fees and costs in connection with the motion and the matters sought by the motion, awarding punitive damages to the Company in an unspecified amount, and granting all further relief that the Court deems just and proper.

     On April 2, 2004, Milestone, together with three of its sponsors and investors, filed a petition and application for injunctive relief in the District Court in Dallas County, Texas, against the Company. The petition alleges that the Company attempted to interfere with Milestone’s business relationships with potential investors and tenants by disparaging and impugning the integrity of Burkitt and the new Chief Financial Officer of Milestone, and by taking certain other actions. In addition, the petition alleges that the Company’s actions have interfered with Milestone’s efforts to raise capital, resulting in damages to Milestone, and possibly preventing Milestone from fulfilling its obligations under existing contracts between Milestone and two automotive dealerships, pursuant to which Milestone had agreed to acquire an aggregate of more than 20 automotive dealership properties and lease those properties back to the dealerships. The petition also alleges that the termination of those contracts by their terms will cause Milestone to lose at least $150,000,000 worth of equity capital. Finally, the petition alleges that the Company’s actions constitute tortious interference with Milestone’s existing and potential contracts and also constitute willful or flagrant anticompetitive actions in violation of the Texas Free Enterprise and Antitrust Act of 1983, thereby entitling Milestone to recover three times its actual damages.

     The petition seeks a temporary restraining order against the Company prohibiting the Company from contacting any existing or potential investor in Milestone or dealership from which Milestone may seek to acquire real property if such contact is for the purpose of disparaging Milestone or its officers and sponsors and from engaging in any other conduct that would prevent or hinder Milestone’s efforts to enter the market for acquisition and leaseback of automotive dealerships. The petition also seeks, following the required hearings, a preliminary injunction, followed by a permanent injunction, each to the same effect as the temporary restraining order. In addition, the petition seeks actual damages, three times actual damages pursuant to the Texas Free Enterprise and Antitrust Act of 1983, pre- and post-judgment interest, reasonable attorneys’ fees and costs of suit, and any other legal or equitable relief to which Milestone shows itself entitled.

     At this time, it is difficult to forecast the outcome of the motion for judgment against Burkitt and the petition for injunctive relief against the Company. These matters are still in the preliminary stages, and the Company is in the process of evaluating its options for responding to the Texas petition. On April 6, 2004, the Company attended a hearing, without consenting to the jurisdiction of the Dallas District Court, at which Milestone obtained a temporary restraining order against the Company, its officers, employees, agents, and all other persons or entities in active concert or participation with the Company who receive actual notice of the order. The order enjoins any or all of these persons and entities from contacting or attempting to contact, verbally or in writing, any representative of Asbury Automotive Group, Inc., of Roundtree Automotive Group, LLC, or of any other entity that may be an investor or seller of real property to Milestone, for the purpose of disparaging by untruthful statements and innuendoes or accusations, except as disclosure is required by state or federal law, Milestone, its officers, or its sponsors, in order to prevent the success of a private stock offering by Milestone or Milestone’s subsequent property transactions. The order expires by its terms on the earlier of April 20, 2004 or further order of the District Court. The order also provides that the court will hold a hearing on Milestone’s petition for a temporary injunction against the Company on April 19, 2004 in Dallas, Texas. The Company believes that the issuance of this order will not affect the Company’s operations adversely.

     Although no assurance can be provided with respect to any litigation, the Company believes that the allegations in the petition are without merit and that it has meritorious defenses to the claims made in the petition. The Company intends to defend itself vigorously, and management does not anticipate that the litigation will have a material adverse effect on the Company’s financial position or results of operations.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL AUTOMOTIVE REIT

By:	/s/ Thomas D. Eckert

Name:	Thomas D. Eckert
Title:	President and Chief Executive Officer

Date: April 7, 2004